Filed Pursuant to Rule 424(b)(3)

Registration No. 333-179223

PROSPECTUS

Clean Energy Fuels Corp.

15,000,000 Shares of Common Stock

We previously issued 15,000,000 shares of our common stock, par value $0.0001 per share, in a private placement completed on December 28, 2011.  Such shares were issued pursuant to the exercise of warrants to purchase shares of common stock by the selling stockholders named herein.  This prospectus may be used by the selling stockholders named herein or their respective transferees, pledgees, donees or their successors, to resell, from time to time, such shares of our common stock.  If required, we will set forth the names of any other selling stockholders in a prospectus supplement or post-effective amendment to the registration statement of which this prospectus is a part. We will not receive any proceeds from the sale of any shares of our common stock offered by this prospectus.

The selling stockholders may sell the shares of common stock from time to time in the open market, on the Nasdaq Global Select Market, in privately negotiated transactions or a combination of these methods, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or otherwise as described under the section of this prospectus titled “Plan of Distribution.”

Our common stock is listed on the Nasdaq Global Select Market and trades under the symbol “CLNE.” On February 6, 2012, the closing sale price of our common stock was $16.08 per share.

Investing in our securities involves a high degree of risk.  You should carefully consider the risks described under “Risk Factors” in Item 1A of our most recent Quarterly Report on Form 10-Q filed on November 8, 2011 (which document is incorporated by reference herein), as well as the other information contained or incorporated by reference in this prospectus or in any supplement hereto before making a decision to invest in our securities. See “Where You Can Find More Information” below.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus.  Any representation to the contrary is a criminal offense.

The date of this prospectus is February 8, 2012.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this shelf registration process, the selling stockholders may, from time to time, offer and sell up to 15,000,000 shares or our common stock.  This prospectus provides you with a general description of the securities the selling stockholders may offer. Each time the selling stockholders offer the securities described in this prospectus, we may provide a prospectus supplement, or information that is incorporated by reference into this prospectus, containing more specific information about the terms of the offering. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to these offerings. We may also add, update or change in the prospectus supplement any of the information contained in this prospectus or in the documents that we have incorporated by reference into this prospectus, including without limitation, a discussion of any risk factors or other special considerations that apply to these offerings or securities or the specific plan of distribution. If there is any inconsistency between the information in this prospectus and a prospectus supplement or information incorporated by reference having a later date, you should rely on the information in that prospectus supplement or incorporated information having a later date.  We urge you to read carefully this prospectus, any applicable prospectus supplement and any related free writing prospectus, together with the information incorporated herein by reference as described under the heading “Incorporation of Certain Information by Reference,” before buying any of the securities being offered.

You should rely only on the information we have provided or incorporated by reference in this prospectus, any applicable prospectus supplement and any related free writing prospectus. We have not authorized anyone to provide you with different information. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus.

The registration statement containing this prospectus, including exhibits to the registration statement, provides additional information about us and the securities offered under this prospectus and any prospectus supplement. We have filed and plan to continue to file other documents with the SEC that contain information about us and our business. Also, we will file legal documents that control the terms of the securities offered by this prospectus as exhibits to the reports that we file with the SEC. The registration statement and other reports can be read at the SEC web site or at the SEC offices mentioned under the heading “Available Information.”

SUMMARY

Our Company

We provide natural gas solutions for vehicle fleets primarily in the United States. Our primary business activity is selling compressed natural gas, or CNG, and liquefied natural gas, or LNG, vehicle fuel to our customers. We also build, operate and maintain fueling stations, manufacture and service advanced natural gas fueling compressors and related equipment, process and sell renewable biomethane and provide natural gas vehicle conversions. Our customers include fleet operators in a variety of markets, such as public transit, refuse hauling, airports, taxis and regional trucking. In April 2008, we opened our first CNG station in Lima, Peru, through our joint venture, Clean Energy del Peru. In August 2008, we acquired 70% of the outstanding membership interests of Dallas Clean Energy LLC, or DCE. DCE owns a facility that collects, processes and sells renewable biomethane at the McCommas Bluff landfill in Dallas, Texas. On October 1, 2009, we acquired 100% of BAF Technologies, Inc., a company that provides natural gas conversions, alternative fuel systems, application engineering, service and warranty support and research and development for natural gas vehicles. On September 7, 2010, we completed the purchase of IMW Industries, Ltd., a company that manufactures and services advanced, non-lubricated natural gas fueling compressors and related equipment. On December 15, 2010, we acquired Northstar, which provides design, engineering, construction and maintenance services for LNG and liquefied to compressed natural gas fueling stations.

Our principal executive offices are located at 3020 Old Ranch Parkway, Suite 400, Seal Beach, California 90740, and our telephone number at that location is (562) 493-2804. Our web site is located at www.cleanenergyfuels.com. The reference to our website is intended to be an inactive textual reference and the contents of our website are not intended to be incorporated into this prospectus.

The Offering

Securities offered by the Selling Stockholders	15,000,000 shares of our common stock.

Use of Proceeds	We will not receive any proceeds from the sale of common stock by the selling stockholders.

Trading	Our common stock is quoted on the Nasdaq Global Select Market and trades under the symbol “CLNE.”

Dividend Policy	We do not intend to declare dividends for the foreseeable future, as we anticipate that we will reinvest any future earnings in the development and growth of our business.

Risk Factors

See “Risk Factors” in Item 1A of our most recent Quarterly Report on Form 10-Q filed on November 8, 2011 and in other documents that we subsequently file with the SEC, all of which are incorporated by reference to this prospectus for a discussion of the factors you should carefully consider before deciding to invest in the shares of our common stock being offered by the selling stockholders.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus, including the documents we incorporate by reference herein, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the “Securities Act,” and Section 21E of the Securities Exchange Act of 1934, as amended, or the “Exchange Act.” Such statements include, without limitation, statements regarding our expectations, hopes or intentions regarding the future. These forward looking statements can often be identified by their use of words such as “expect,” “believe,” “anticipate,” “outlook,” “could,” “target,” “project,” “intend,” “plan,” “seek,” “estimate,” “should,” “may” and “assume,” as well as variations of such words and similar expressions referring to the future. They also include statements concerning anticipated revenues, income or loss, capital expenditures, dividends, capital structure or other financial terms. For a non-exhaustive list of certain forward-looking statements that are incorporated by reference into or deemed to be a part of this prospectus, please refer to the “Cautionary Note Regarding Forward-Looking Statements” in our Annual Report on Form 10-K for the year ended December 31, 2010.

Forward-looking statements involve certain risks and uncertainties, many of which are beyond our control. If any of those risks or uncertainties materialize, actual results could differ materially from those discussed in any such forward-looking statement. Among the factors that could cause actual results to differ materially from those discussed in forward-looking statements are those discussed under the heading “Risk Factors” and in other sections of (i) our Annual Report on Form 10-K for the year ended December 31, 2010, (ii) our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2011, June 30, 2011 and September 30, 2011, (iii) our other reports filed from time to time with the SEC that are incorporated by reference into this prospectus, or (iv) this prospectus. See “Incorporation of Certain Information by Reference” and “Available Information” for information about how to obtain copies of those documents.

All forward-looking statements in this prospectus and the documents incorporated by reference herein are made only as of the date of the document in which they are contained, based on information available to us as of the date of that document, and we caution you not to place undue reliance on forward-looking statements in light of the risks and uncertainties associated with them. Except as required by law, we undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

RISK FACTORS

You should carefully consider, among other things, the matters discussed under “Risk Factors” in Item 1A of our most recent Quarterly Report on Form 10-Q for the quarter ended September 30, 2011, filed on November 8, 2011, and in other documents that we subsequently file with the Securities Exchange Commission, all of which are incorporated by reference to this prospectus. Each of the referenced risks and uncertainties could adversely affect our business, operating results and financial condition, as well as adversely affect the value of an investment in our securities. Additional risks not known to us or that we believe are immaterial may also adversely affect our business, operating results and financial condition and the value of an investment in our securities.

USE OF PROCEEDS

Because the selling stockholders will sell the shares of our common stock offered under this prospectus, we will receive no cash proceeds. All proceeds from the sale of our common stock offered under this prospectus will be for the account of the selling stockholders, as described below. See “Selling Stockholders” and “Plan of Distribution” described below.

DIVIDEND POLICY

We have never paid cash dividends on our common stock, and we do not intend to declare dividends for the foreseeable future, as we anticipate that we will reinvest any future earnings in the development and growth of our business.

DESCRIPTION OF COMMON STOCK

General

The following summary of the material features of our common stock does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of our restated certificate of incorporation, our amended and restated bylaws and other applicable law. See “Available Information.”

Pursuant to our restated certificate of incorporation, we are currently authorized to issue 149,000,000 shares of common stock, par value $0.0001 per share, and 1,000,000 shares of preferred stock, par value $0.0001 per share. The authorized shares of our common stock and preferred stock will be available for issuance without further action by our stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded.  If the approval of our stockholders is not required, our board of directors may determine not to seek stockholder approval.

Dividends

Subject to provisions of the Delaware General Corporation Law, or the DGCL, and to any future rights which may be granted to the holders of any series of our preferred stock, dividends are paid on our common stock when and as declared by our board of directors out of funds legally available for dividend payments.

Voting rights

Each holder of shares of our common stock is entitled to one vote per share on all matters submitted to a vote of our common stockholders. Holders of our common stock are not entitled to cumulative voting rights.

Liquidation

If we are liquidated, holders of our common stock are entitled to receive all remaining assets available for distribution to stockholders after satisfaction of our liabilities and the preferential rights of any of our preferred stock that may be outstanding at that time.

Preemptive rights

The holders of our common stock do not have any preemptive, conversion or redemption rights by virtue of their ownership of the common stock.

Certain Anti-Takeover Matters

Our restated certificate of incorporation and amended and restated bylaws include a number of provisions that may have the effect of encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with our board of directors rather than pursue non-negotiated takeover attempts. These provisions include:

Advance Notice Requirements

Our amended and restated bylaws establish advance notice procedures with regard to stockholder proposals relating to the nomination of candidates for election as directors or new business to be brought before meetings of our stockholders. These procedures provide that notice of such stockholder proposals must be timely and given in writing to our Secretary prior to the meeting at which the action is to be taken. Generally, to be timely, notice must be received at our principal executive offices not less than 60 days or more than 90 days prior to the anniversary date of the annual meeting for the preceding year. The notice must contain certain information specified in the amended and restated bylaws.

Preferred Stock

Our restated certificate of incorporation provides for 1,000,000 authorized shares of preferred stock. The existence of authorized but unissued shares of preferred stock may enable the board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise. For example, if in the due exercise of its fiduciary obligations, the board of directors were to determine that a takeover proposal is not in our best interests, the board of directors could cause shares of preferred stock to be issued without stockholder approval in one or more private offerings or other transactions that might dilute the voting or other rights of the proposed acquiror or insurgent stockholder or stockholder group. In this regard, our restated certificate of incorporation grants our board of directors broad power to establish the rights and preferences of authorized and unissued shares of preferred stock. The issuance of shares of preferred stock could decrease the amount of earnings and assets available for distribution to holders of shares of common stock. The issuance may also adversely affect the rights and powers, including voting rights, of such holders and may have the effect of delaying, deterring or preventing a change of control of us.

Delaware Takeover Statutes

We are subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. In general, Section 203 prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder, unless:

•                  the transaction is approved by the board before the date the interested stockholder attained that status;

•                  upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

•                  on or after the date the business combination is approved by the board, the business combination is authorized at a meeting of stockholders by at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines “business combination” to include the following:

•                  any sale, lease, exchange, mortgage, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;  any merger or consolidation involving the corporation or any majority-owned subsidiary and the interested stockholder;

•                  subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation or by any majority-owned subsidiary of any stock of the corporation or of such subsidiary to the interested stockholder;

•                  any transaction involving the corporation or any majority-owned subsidiary that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•                  the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation or any majority-owned subsidiary.

In general, Section 203 defines “interested stockholder” to be any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by any of these entities or persons.  A Delaware corporation may opt out of this provision either with an express provision in its original certificate of incorporation or in an amendment to its certificate of incorporation or bylaws approved by its stockholders. We have not opted out of this provision. Section 203 could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire us.

Limitation of Liability and Indemnification Matters

Our restated certificate of incorporation provides that a director of ours will not be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except in certain cases where liability is mandated by the DGCL. Our amended and restated bylaws also provide for indemnification, to the fullest extent permitted by law, by us of any person made or threatened to be made a party to, or who is involved in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was our director or officer, or at our request, serves or served as a director or officer of any other enterprise, against all expenses, liabilities, losses and claims actually incurred or suffered by such person in connection with the action, suit or proceeding. Our amended and restated bylaws also provide that, to the extent authorized from time to time by our board of directors, we may provide indemnification to any one or more employees and other agents of ours to the extent and effect determined by the board of directors to be appropriate and authorized by the DGCL. Our amended and restated bylaws also permit us to purchase and maintain insurance for the foregoing and we expect to maintain such insurance.

Listing

Our common stock is listed on the Nasdaq Global Select Market and trades under the symbol “CLNE.”

Transfer Agent And Registrar

The Transfer Agent and Registrar for our common stock is Computershare Trust Company, N.A.

SELLING STOCKHOLDERS

Each of the selling stockholders, or their respective transferees, pledgees, donees or their successors, may resell, from time to time, all, some or none of the shares of our common stock covered by this prospectus, as provided in this prospectus under the section entitled “Plan of Distribution” and in any applicable prospectus supplement. However, we do not know when or in what amount the selling stockholders may offer their shares for sale under this prospectus, if any.

The following table, which was prepared based on information publicly filed or supplied to us by the selling stockholders, sets forth, with respect to each selling stockholder, the name of the selling stockholder, the number of shares beneficially owned by the selling stockholder and the number of shares to be offered by the selling stockholder pursuant to this prospectus. The table also provides information regarding the beneficial ownership of our common stock by the selling stockholders as adjusted to reflect the assumed sale of all of the shares of common stock offered under this prospectus. The ownership percentage indicated in the following table is based on 85,475,798 outstanding shares of common stock of the Company as of January 19, 2012.  In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed as outstanding shares of common stock (i) subject to options held by that person that are currently exercisable or exercisable within 60 days of January 19, 2012, and (ii) underlying convertible notes held by that person. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

Beneficial ownership is determined in accordance with the rules of the SEC. The address of each selling stockholder is: c/o Clean Energy Fuels Corp., 3020 Old Ranch Parkway, Suite 400, Seal Beach, California 90740.

			Number of
	Beneficial Ownership		Shares	Beneficial Ownership
	Prior to Offering		Offered	After Offering
Name of Selling Stockholder	Number	Percentage	Hereby	Number	Percentage
Boone Pickens (1)	25,236,106	29.37%	1,500,000	23,736,106	27.63%
Properon International Limited *(2)	5,950,000	6.96%	5,950,000	—	—%
Lionfish Investments Pte. Ltd. *(3)	2,366,666	2.74%	1,700,000	666,666	0.77%
Chief Capital LP (4)	2,500,000	2.92%	2,500,000	—	—%
Upvalue Assets Limited (5)	1,500,000	1.75%	1,500,000	—	—%
Chesapeake NG Ventures Corporation (6)	4,164,556	4.70%	1,000,000	3,164,556	3.57%
Baytree Investments (Mauritius) Pte Ltd *(7)	850,000	0.99%	850,000	—	—%

*              The selling stockholder is an affiliate of a broker-dealer.  The selling stockholder has represented to us that (i) it purchased the shares in the ordinary course of business, and (ii) at the time of the purchase of the shares, the selling stockholder had no agreements or understandings, directly or indirectly, with any person to distribute the shares.

(1)           Mr. Boone Pickens is a founder of our company and a member of our Board of Directors.  His beneficial ownership includes: (a) 446,386 shares of common stock issuable upon the exercise of options we granted to Mr. Pickens; (b) 1,700,000 shares of common stock held by Madeleine Pickens, his wife; and (c) 6,750,000 shares of common stock Mr. Pickens may purchase upon the exercise of options third parties granted to Mr. Pickens.  Mr. Pickens disclaims beneficial ownership over the 1,700,000 shares held by Madeleine Pickens.

(2)           Properon International Limited (“Properon”) directly owns 5,950,000 shares of common stock. Properon is wholly owned by Richard Ong. Properon disclaims beneficial ownership of the convertible notes that are directly owned by Greenwich Asset Holding Ltd. (“Greenwich”) and beneficially owned by RRJ Capital Master Fund I, L.P. (“RRJ CM Fund I”); RRJ Capital Ltd., the general partner of RRJ CM Fund I; and Richard Ong, as the sole shareholder of RRJ Capital Ltd. Richard Ong specifically disclaims beneficial ownership of the convertible notes owned by Greenwich, except to the extent of his pecuniary interest therein, because the board of directors of RRJ Capital Ltd., which consists of seven directors, exercises investment discretion for RRJ CM Fund I.

(3)           Lionfish Investments Pte. Ltd. directly owns $10,000,000 of principal amount of our 7.50% convertible notes, which may be converted into 666,666 shares of common stock.  Lionfish Investments Pte. Ltd. is wholly owned by Marina Capital Pte. Ltd., which in turn is wholly owned by Seatown Holdings Pte. Ltd., which in turn is wholly owned by Tembusu Capital Pte. Ltd., which in turn is wholly owned by Temasek Holdings (Private) Limited, which is wholly owned by the Government of Singapore.  Each of Lionfish Investments Pte. Ltd., Marina Capital Pte. Ltd. and Seatown Holdings Pte. Ltd. disclaims beneficial ownership of (i) the convertible notes that are directly owned by Springleaf Investments Pte. Ltd. and beneficially owned by Anderson Investments Pte. Ltd., Thomson Capital Pte. Ltd., Tembusu Capital Pte. Ltd. and Temasek Holdings (Private) Limited, and (ii) the shares of common stock that are directly owned by Baytree Investments (Mauritius) Pte Ltd and beneficially owned by Dunearn Investments (Mauritius) Pte. Ltd., Seletar Investments Pte. Ltd., Temasek Capital (Private) Limited and Temasek Holdings (Private) Limited.

(4)           Chief Capital LP is managed by R-J (GP) Capital LLC, its general partner, and is an investment vehicle wholly owned by Trevor Rees-Jones.  Mr. Rees-Jones may be deemed to be the beneficial owner of the shares of common stock owned by Chief Capital LP.

(5)           Upvalue Assets Limited directly owns 1,500,000 shares of common stock.  Upvalue Assets Limited is wholly owned by Quek Chee Hoon.

(6)           Chesapeake NG Ventures Corporation directly owns $50,000,000 of principal amount of our 7.50% convertible notes, which may be converted into 3,164,556 shares of common stock.  Chesapeake NG Ventures Corporation is wholly owned by Chesapeake Energy Corporation, a publicly traded company listed on the New York Stock Exchange.  Chesapeake Energy Corporation may be deemed to be the beneficial owner of the shares of common stock owned by Chesapeake NG Ventures Corporation.

(7)           Baytree Investments (Mauritius) Pte Ltd is wholly owned by Dunearn Investments (Mauritius) Pte. Ltd., which in turn is wholly owned by Seletar Investments Pte. Ltd., which in turn is wholly owned by Temasek Capital (Private) Limited, which in turn is wholly owned by Temasek Holdings (Private) Limited, which is owned by the Government of Singapore.  Each of the foregoing entities may be deemed to be the beneficial owner of the shares of common stock beneficially owned by Baytree Investments (Mauritius) Pte Ltd.  Each of Baytree Investments (Mauritius) Pte Ltd, Dunearn Investments (Mauritius) Pte. Ltd., Seletar Investments Pte. Ltd. and Temasek Capital (Private) Limited disclaims beneficial ownership of the shares of common stock that are directly owned by Lionfish Investments Pte. Ltd. and beneficially owned by Marina Capital Pte. Ltd., Seatown Holdings Pte. Ltd. and Tembusu Capital Pte. Ltd.

PLAN OF DISTRIBUTION

Each selling stockholder, and its pledges, assignees, donees, or other successors-in-interest may, from time to time, sell any or all of its shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. If the shares of common stock are sold through underwriters, broker-dealers or agents, the selling stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. These sales may be at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

•      block transactions (which may involve crosses) and transactions on the Nasdaq Global Select Market or any other organized market where the securities may be traded;

•      purchases by a broker-dealer as principal and resale by the broker-dealer for its own account;

•      ordinary brokerage transactions and transactions in which a broker-dealer solicits purchasers;

•      sales “at the market” to or through a market maker or into an existing trading market, on an exchange or otherwise;

•      sales in other ways not involving market makers or established trading markets, including direct sales to purchasers in privately negotiated transactions;

•      a combination of any such methods of sale; and

•      any other method permitted pursuant to applicable law.

The selling stockholders may also engage in puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades.

Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. Any profits on the resale of shares of common stock by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by the selling stockholders. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

In connection with the sale of the shares of common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling stockholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus after we have filed an update to this prospectus under Rule 424(b) under the Securities Act or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of common stock from time to time under this prospectus after we have filed an update to this prospectus under Rule 424(b) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions paid, or any discounts or concessions allowed to, such broker-dealers or agents and any profit realized on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be filed that will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholder and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers. Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. There can be no assurance that the selling stockholders will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus is deemed a part.

The anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of our common stock and activities of the selling stockholders, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in passive market-making activities with respect to the shares of common stock. Passive market-making involves transactions in which a market-maker acts as both our underwriter and as a purchaser of our common stock in the secondary market. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

LEGAL MATTERS

Morrison & Foerster LLP will pass upon the validity of the securities offered by this prospectus.

EXPERTS

The consolidated financial statements and schedule of Clean Energy Fuels Corp. as of December 31, 2009 and 2010 and for each of the years in the three-year period ended December 31, 2010, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2010 have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein and upon the authority of said firm as experts in auditing and accounting.

The audit report on the effectiveness of internal control over financial reporting as of December 31, 2010, contains an explanatory paragraph that states that management’s assessment of and conclusion on the effectiveness of internal control over financial reporting did not include the internal controls of IMW Industries, Ltd. and Northstar (formerly Wyoming Northstar Incorporated, Southstar LLC and M&S Rental LLC), which constituted 8.4% and 0.3% of total revenues during the year ended December 31, 2010, and 21.0% and 3.0% of total assets as of December 31, 2010, respectively. The audit of internal control over financial reporting of Clean Energy Fuels Corp. and subsidiaries also did not include an evaluation of the internal control over financial reporting of IMW Industries, Ltd. and Northstar.

The audit report covering the December 31, 2010, consolidated financial statements refers to a change in the method of accounting for business combinations and a change in the method of accounting for revenue recognition on transactions with multiple deliverables.

AVAILABLE INFORMATION

We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any documents filed by us at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our filings with the SEC are also available to the public through the SEC’s web site at http://www.sec.gov.

We have filed with the SEC a registration statement on Form S-3, of which this prospectus is a part, relating to the securities covered by this prospectus. This prospectus is a part of the registration statement and does not contain all the information in the registration statement. Whenever a reference is made in this prospectus to a contract or other document of the Company, the reference is only a summary and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement at the SEC’s public reference room in Washington, D.C., as well as through the SEC’s web site.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC and applicable law permits us to “incorporate by reference” into this prospectus information that we have or may in the future file with or furnish to the SEC.  This means that we can disclose important information by referring you to those documents. You should read carefully the information incorporated herein by reference because it is an important part of this prospectus.

We incorporate by reference into this prospectus the following documents or information filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

•                              Our Annual Report on Form 10-K for the year ended December 31, 2010;

•                              Our Quarterly Reports on Form 10-Q for the periods ended March 31, 2011, June 30, 2011 and September 30, 2011;

•                              Our Current Reports on Form 8-K filed with the SEC on January 31, 2011, February 23, 2011, March 29, 2011, April 6, 2011, May 27, 2011 (as amended on September 13, 2011), June 6, 2011, July 11, 2011, August 30, 2011, September 15, 2011 and December 29, 2011;

•                              The description of our common stock contained in the Registration Statement on Form S-1, which became effective on May 24, 2007, including any amendment or report filed for the purposes of updating such description; and

•                              All documents filed by Clean Energy Fuels Corp. under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, on or after the date of this prospectus and before the termination of this offering shall be deemed to be incorporated by reference into this prospectus from the respective dates of filing of such documents.

Any information that we subsequently file with the SEC that is incorporated by reference as described above will automatically update and supersede any previous information that is part of this prospectus.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all documents referred to above which have been or may be incorporated by reference into this prospectus excluding exhibits to those documents unless they are specifically incorporated by reference into those documents. Written or telephone requests should be directed to Clean Energy Fuels Corp., Attn: Investor Relations, 3020 Old Ranch Parkway, Suite 400, Seal Beach, California 90740, (562) 493-2804.